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                      EQUITY RESIDENTIAL PROPERTIES TRUST
                   (a Maryland real estate investment trust)

        Common Shares of Beneficial Interest (Par Value $.01 Per Share)

                                TERMS AGREEMENT



                                                    Dated:  January 21, 1998

To:  Equity Residential Properties Trust
     ERP Operating Limited Partnership
     Two North Riverside Plaza
     Chicago, Illinois  60606

Ladies and Gentlemen:

     We understand that Equity Residential Properties Trust ("EQR" or the "Company") proposes to issue and sell Common Shares of Beneficial Interest (the "Common Shares" or "Underwritten Securities"). Subject to the terms and conditions set forth or incorporated by reference herein, each of Prudential Securities Incorporated and J.P. Morgan Securities Inc. (collectively, the "Underwriters") offers to purchase the number of Underwritten Securities (as defined in the Standard Underwriting Provisions referred to below) set forth opposite their name below at the purchase price per Common Share set forth below.


          The Underwritten Securities shall have the following terms:

                                 Common Shares

TITLE OF SECURITIES:  Common Shares of Beneficial Interest

NUMBER OF UNDERWRITTEN SECURITIES:

     Underwriter                        Number of Common Shares
     -----------                        -----------------------
Prudential Securities Incorporated           2,000,000
J. P. Morgan Securities Inc.                 2,000,000
                                             ---------
     Total                                   4,000,000
                                             ---------
                                             ---------

PAR VALUE:  $.01 per Common Share.

PURCHASE PRICE PER COMMON SHARE: $47.7875, PROVIDED that the purchase price per Common Share for Common Shares to be offered and sold in increments of 10,000 or more Common Shares to a single purchaser will be $49.4275 per Common Share.

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PUBLIC OFFERING PRICE PER COMMON SHARE:  $50.4375
NUMBER OF OPTION SECURITIES, IF ANY, THAT MAY BE PURCHASED BY THE UNDERWRITERS:
600,000

DELAYED DELIVERY CONTRACTS:  Not authorized.
ADDITIONAL CO-MANAGERS, IF ANY:  None.

OTHER TERMS: In addition to the covenants set forth in Section 3 of the Standard Underwriting Provisions (as defined below), each of EQR and ERP covenant with you (i) to apply the net proceeds from the sale of the Underwritten Securities as set forth under "Use of Proceeds" in the Prospectus Supplement; and (ii) EQR will not, directly or indirectly, offer, sell, offer to sell, grant any option to purchase, or otherwise sell or dispose (or announce any offer, sale, offer of sale, grant of any option to purchase or other sale or disposition) of any Common Shares (except for issuances by EQR pursuant to this Terms Agreement and except for Common Shares or OP Units issued pursuant to reservations, multifamily property acquisition agreements, employee benefit plans, EQR's Distribution Reinvestment and Share Purchase Plan, employee and trustee share options plans, private placements of Common Shares or OP Units, public offerings of Common Shares to unit investment trusts or pursuant to the terms of convertible securities of EQR or ERP outstanding on the date hereof) for a period of 30 days from the date hereof without the prior written consent of Prudential Securities Incorporated on behalf of the Underwriters.

     In addition, the representation set forth in Section 1(a)(xxiv) of the Standard Underwriting Provisions shall be amended to add the following language: "Neither EQR nor ERP has, directly or indirectly, taken any action designed to cause or result in, or that has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of EQR or ERP to facilitate the sale or resale of the Underwritten Securities."

CLOSING DATE AND LOCATION:   January 27, 1998, Rosenberg & Liebentritt, P.C.,
Two North Riverside Plaza, Suite 1600, Chicago, Illinois  60606.

     All the provisions contained in the document attached as ANNEX A hereto entitled "Equity Residential Properties Trust (a Maryland real estate investment trust) -- Common Shares of Beneficial Interest, Preferred Shares of Beneficial Interest and Depositary Shares -- Standard Underwriting Provisions," dated May 16, 1997 (the "Standard Underwriting Provisions"), are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in such document are used herein as therein defined.

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Please accept this offer no later than 5:30 p.m. (New York City time) on
January 21, 1998 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

                              Very truly yours,


                              PRUDENTIAL SECURITIES INCORPORATED
                              J.P. MORGAN SECURITIES INC.

                                  By:  Prudential Securities Incorporated


                                  By: /s/ Jean-Claude Canfin
                                      -------------------------------------
                                      Name:  Jean-Claude Canfin
                                      Title:  Managing Director


                              On behalf of itself and the other Underwriter.


Accepted:

By:  EQUITY RESIDENTIAL PROPERTIES TRUST,
     for itself and as the general partner of ERP Operating
     Limited Partnership


    By: /s/ David J. Neithercut
       ----------------------------------
        Name:  David J. Neithercut
        Title:  Executive Vice President
                Chief Financial Officer

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